Exhibit 99.1

NEWS RELEASE

Industrial Services of America, Inc. expects 2nd quarter FY 08 earnings of $0.42 to $0.44 per share, versus year-ago quarter of $0.22 per share

LOUISVILLE, Ky. (June 25, 2008) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage waste, today provided financial guidance for the second quarter and first six months of 2008.

Based on actual results from the first two months of the period and on projected trends, the company said second quarter 2008 earnings are expected to be in the range of $0.42 to $0.44 per share.  For the second quarter of 2007, basic and diluted earnings were $0.22 per share.

For the first six months of 2008, the estimated EPS would be in the $.0.72 to $0.74 range, compared with actual results of $0.44 per share for the first half of 2007.

"Global demand for commodities continues to be strong, as does pricing for ferrous and non-ferrous materials," said Chairman and CEO Harry Kletter.  "We are well positioned to benefit from these demand and pricing trends."

The Company's 2008 SEC filings are available for review at the Securities and Exchange Commission web site at  http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

Contacts:

Industrial Services of America, Inc.

Harry Kletter or Alan Schroering, 502-366-3452

hklet@isa-inc.com or aschroering@isa-inc.com

http://www.isa-inc.com/